Exhibit (d)(5)

SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED AGREEMENT made as of the 25th day of April, 2006, by and between MORGAN STANLEY INVESTMENT MANAGEMENT INC., a Delaware corporation (hereinafter referred to as “MSIM”), and MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (hereinafter referred to the “Local Manager”).

W I T N E S S T E T H:

WHEREAS, The Universal Institutional Funds, Inc. (the “Fund”) is a Maryland corporation engaged in business as an open-end management investment company with separate portfolios, certain of which are set forth on Schedule A, as may be amended from time to time to add or remove portfolios (with such portfolios set forth on Schedule A being the “Portfolios”) and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Investment Company Act”); and

WHEREAS, MSIM and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Local Manager is the holder of a capital markets services licence for fund management under the Securities and Futures Act (Cap. 289) of Singapore/ or is exempt from licensing under the Securities and Futures Act (Cap. 289) of Singapore and is the holder of a financial adviser’s licence under the Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap. 110) of Singapore; and

WHEREAS, MSIM has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Fund dated November 1, 2004, as amended from time to time, pursuant to which MSIM provides management and investment and advisory services to the Fund; and

WHEREAS, the Local Manager is willing to provide investment advisory services to MSIM in connection with the Fund’s operations on the terms and conditions hereinafter set forth;

WHEREAS, MSIM and the Local Manager desire to amend and restate an existing Sub-Advisory Agreement, dated August 11, 2003, relating to the Fund;

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and MSIM hereby agree as follows:

ARTICLE I

Duties of the Local Manager

MSIM hereby employs the Local Manager to act as investment adviser to MSIM and to furnish the investment advisory services described below, subject to the broad supervision of MSIM and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Local Manager and its affiliates shall for all purposes herein be deemed to be an performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the Local Manager shall include any affiliates of MSIM performing services for MSIM contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

ARTICLE V

Activities of the Local Manager

The services of the Local Manager to the Fund are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as “affiliates”) being free to render services to others. It is understood that Directors, officers, employees and shareholders of the Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

ARTICLE VI

Compliance with Applicable Laws and Regulations

The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorisations, licences, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement. The Local Manager shall inform MSIM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorisations, licences, consents, approvals or registrations.

ARTICLE VII

Duration and Termination of this Agreement

This Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the Advisory Agreement (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time, without the payment of any penalty, by MSIM or by vote of a majority of the outstanding voting securities of the Fund, or by the Local Manager, on sixty days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

Article VIII

Amendments to this Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE IX

Definitions of Certain Terms

The terms “vote of a majority of the outstanding voting securities”, “assignment”, “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE X

Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY

By:
Name:
Title:

2

Sub-Advisory Agreement

Schedule A

(as amended through April 25, 2006)

Portfolio

International Magnum Portfolio

Asian Equity Portfolio

Global Real Estate Portfolio

Emerging Markets Equity Portfolio